CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Arrow Investments Trust and to the use of our report dated September 28, 2017 on the financial statements and financial highlights of Arrow DWA Balanced Fund, Arrow DWA Tactical Fund, Arrow Dynamic Income Fund (formerly known as Arrow Alternative Solutions Fund), and Arrow Managed Futures Strategy Fund, each is a series of shares of beneficial interest in Arrow Investments Trust. Such financial statements and financial highlights appear in the July 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 28, 2017